Exhibit 99.1

500 Glenpointe Centre West
Teaneck, NJ 07666

CONTACT: Gordon Coburn
FOR RELEASE AUGUST 2, 2006	Chief Financial Officer
7:29 a.m.	201-678-2712

Investors: Gordon McCoun
Press: Brian Maddox/Scot Hoffman
Financial Dynamics
212-850-5600
shoffman@fd-us.com

COGNIZANT REPORTS STRONG SECOND QUARTER RESULTS

Exceeds Revenue and Earnings Expectations

Raises Outlook for Full Year 2006

Teaneck, NJ – August 2, 2006 – Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of IT services, today announced its financial results for the second quarter ended June 30, 2006.

Highlights – Second Quarter 2006

•	Quarterly revenue increased to $336.8 million, up 59% from the year-ago quarter.

•	Quarterly diluted EPS on a GAAP basis was $0.37.

•	Quarterly diluted EPS on a non-GAAP basis, excluding the impact of stock-based compensation expense, was $0.41, compared to $0.25 in the year-ago quarter.

Revenue for the second quarter increased to $336.8 million, up 18% sequentially from $285.5 million in the first quarter of 2006, and up 59% from $211.7 million in the second quarter of 2005. GAAP net income was $55.1 million, or $0.37 per diluted share. Net income for the second quarter increased to $61.0 million on a non-GAAP basis, or $0.41 per diluted share, compared to $36.0 million, or $0.25 per diluted share, in the second quarter of 2005. GAAP operating margin for the quarter was 18.0%. Non-GAAP operating margin was 20.0%, at the high end of the Company’s targeted 19-20% range. Reconciliations of non-GAAP measures to GAAP operating income, net income, and EPS are included at the end of this release.

“We are very pleased with our strong second quarter results, driven by significant revenue growth across an expanding range of industries, service-offerings and geographies,” said Lakshmi Narayanan, President and CEO of Cognizant. “As expected, our leadership in financial services, healthcare and life sciences, combined with our competitive expertise in newer verticals, allowed us to generate significant growth from our continually expanding client base. During the quarter we continued to experience strong demand for our full range of service offerings, particularly ERP and CRM, advanced solutions development, testing, data warehousing and infrastructure management. We are also pleased with the considerable traction we have gained in Europe, where the growth rate exceeded that of the rest of the Company this quarter.”

Mr. Narayanan continued, “As Cognizant accelerates past the one-billion dollar revenue mark, our focus continues to be on preparing the Company for steadfast growth in 2007 and beyond. Today we have announced an organizational change that we believe will provide a strong foundation for managing that growth, including the appointment of Francisco D’Souza to President and Chief Executive Officer, effective as of January 1, 2007. Cognizant’s strength lies in its operational excellence, and by enhancing the depth of our senior management team with leadership from seasoned Cognizant veterans, we are focused on maintaining our industry-leading strategy for growth well into the future.”

2006 Outlook – Third Quarter & Full Year

Based on current visibility, the Company is now providing the following guidance:

•	Third quarter 2006 revenue anticipated to be at least $363 million.

•	Third quarter 2006 diluted EPS expected to be approximately $0.38 on a GAAP basis, and $0.42 on a non-GAAP basis, which excludes the impact of stock-based compensation expense.

•	Fiscal 2006 revenue now anticipated to be at least $1.37 billion.

•	Fiscal 2006 diluted EPS expected to be at least $1.45 on a GAAP basis.

•	Fiscal 2006 diluted EPS expected to be at least $1.62 on a non-GAAP basis, which excludes the impact of stock-based compensation expense.

•	Total headcount by end of 2006 expected to exceed 36,000.

“Our strong financial results are clearly the product of our strategic investments to differentiate Cognizant in the marketplace and in the eyes of our clients,” said Gordon Coburn, Chief Financial Officer of Cognizant. “Our success in anticipating customer demand through ahead-of-the-curve investments in vertical expertise and service-area capabilities continues to generate high levels of client satisfaction and provide additional drivers of future growth. During the quarter, we also invested further in campus recruitment and training programs for staff members at all levels to ensure that Cognizant continues to attract a superior quality of employees and cultivate their development. As a result of our strong performance over the first half of the year, our confidence in our reinvestment strategy and the growing demand environment, we have increased our revenue and earnings expectations for Fiscal 2006.”

Conference Call

Cognizant will host a conference call today, August 2, at 9:00 a.m. (ET) to discuss the Company’s quarterly results. To listen to the call please dial (888) 652-6834 domestically or (706) 679-3288 internationally. The call will also be broadcast live via the Internet at Cognizant’s web site, www.cognizant.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software. A replay will be made available on the web site at www.cognizant.com or by calling (800) 642-1687 for domestic callers and (706) 645-9291 for international callers and entering “3072892” from two hours after the end of the call until 11:59 p.m. (ET) on August 9, 2006.

About Cognizant

Cognizant (NASDAQ: CTSH) is a leading provider of IT services. Focused on delivering strategic information technology solutions that address the complex business needs of its clients, Cognizant uses its own on-site/offshore outsourcing model to provide applications management, development, integration, and reengineering; infrastructure management; business process outsourcing; and numerous related services, such as enterprise consulting, technology architecture, program management, and change management.

Cognizant’s more than 31,000 employees are committed to partnerships that sustain long-term, proven value for customers by delivering high-quality, cost-effective solutions through its development centers in India and on-site client teams. Cognizant maintains P-CMM and SEI-CMM Level 5 assessments from an independent third-party assessor, was recently named one of Forbes’ Best Small Companies in America for the fourth consecutive year, and ranked among the top information technology companies in BusinessWeek’s Hot Growth Companies. Cognizant is a member of the NASDAQ-100 Index. Find additional information about Cognizant at www.cognizant.com.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

-tables to follow-

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues	$336,836	$211,711	$622,315	$393,392
Cost of revenues	188,320	117,768	346,908	215,762

Gross profit	148,516	93,943	275,407	177,630
Selling, general and administrative expenses	80,044	46,126	146,749	87,536
Depreciation and amortization expense	7,801	5,449	14,831	10,539

Income from operations	60,671	42,368	113,827	79,555

Other income (expense):
Interest income	3,853	2,061	7,290	3,901
Other income / (expense), net	1,508	(595)	1,467	(719)

Total other income / (expense)	5,361	1,466	8,757	3,182

Income before provision for income taxes	66,032	43,834	122,584	82,737
Provision for income taxes	10,961	7,802	20,349	14,727

Net income	$55,071	$36,032	$102,235	$68,010

Basic earnings per share	$0.39	$0.27	$0.73	$0.50

Diluted earnings per share	$0.37	$0.25	$0.68	$0.47

Weighted average number of common shares outstanding	140,542	135,687	140,103	135,086

Weighted average number of common and dilutive shares outstanding	150,493	146,554	149,924	146,187

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(In thousands)

	June 30, 2006	December 31, 2005
Assets
Current Assets
Cash and cash equivalents	$203,105	$196,938
Short-term investments	265,095	227,063
Trade accounts receivable, net of allowances of $2,962 and $2,325, respectively	227,985	153,971
Unbilled accounts receivable	38,274	22,725
Deferred income tax assets, net	50,833	42,752
Other current assets	26,298	19,974

Total Current Assets	811,590	663,423
Property and equipment, net	179,277	146,982
Goodwill	18,430	18,223
Other Intangible assets, net	15,414	16,277
Deferred income tax assets, net	10,779	17,247
Other assets	10,576	7,741

Total Assets	$1,046,066	$869,893

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$24,871	$16,420
Accrued expenses and other liabilities	144,449	137,375

Total Current Liabilities	169,320	153,795
Other noncurrent liabilities	2,553	1,953

Total Liabilities	171,873	155,748

Stockholders’ Equity	874,193	714,145

Total Liabilities and Stockholders’ Equity	$1,046,066	$869,893

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

Non-GAAP Financial Measures

(In thousands, except per share data)

	Three Months Ended June 30,				Three Months Ended June 30, 2005 US GAAP
	2006 US GAAP	2006 Adjustments		2006 Non-GAAP

Revenues	$336,836	$—		$336,836	$211,711
Cost of revenues	188,320	(3,332	)(a)	184,988	117,768

Gross profit	148,516	3,332		151,848	93,943
Selling, general and administrative expenses	80,044	(3,437	)(a)	76,607	46,126
Depreciation and amortization expense	7,801	—		7,801	5,449

Income from operations	60,671	6,769		67,440	42,368
Total other income / (expense)	5,361	—		5,361	1,466

Income before provision for income taxes	66,032	6,769		72,801	43,834
Provision for income taxes	10,961	842	(a)	11,803	7,802

Net income	$55,071	$5,927		$60,998	$36,032

Diluted earnings per share	$0.37	$0.04		$0.41	$0.25

Weighted average number of common and dilutive shares outstanding	150,493			150,493	146,554

	Six Months Ended June 30,				Six Months Ended June 30, 2005 US GAAP
	2006 US GAAP	2006 Adjustments		2006 Non-GAAP

Revenues	$622,315	$—		$622,315	$393,392
Cost of revenues	346,908	(6,479	)(a)	340,429	215,762

Gross profit	275,407	6,479		281,886	177,630
Selling, general and administrative expenses	146,749	(7,892	)(a)	138,857	87,536
Depreciation and amortization expense	14,831	—		14,831	10,539

Income from operations	113,827	14,371		128,198	79,555
Total other income / (expense)	8,757	—		8,757	3,182

Income before provision for income taxes	122,584	14,371		136,955	82,737
Provision for income taxes	20,349	1,975	(a)	22,324	14,727

Net income	$102,235	$12,396		$114,631	$68,010

Diluted earnings per share	$0.68	$0.08		$0.76	$0.47

Weighted average number of common and dilutive shares outstanding	149,924			149,924	146,187

In addition to its reported operating results in accordance with U.S. generally accepted accounting principles (GAAP), Cognizant has included in the table above non-GAAP operating measures that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP column above for the three and six months ended June 30, 2006 reflects the following adjustment:

(a)	To exclude stock-based compensation expense under FAS 123R, and related income tax benefit, recorded during the three and six months ended June 30, 2006.

For 2006, the weighted average number of common and dilutive shares outstanding were calculated taking into account the requirements of FAS 123R.